Exhibit 99.08

Pazoo Expands Roster Of Health And Wellness Experts

Whippany, NJ September 9, 2014 - Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce it has again expanded its number of Health and Wellness Experts who share their knowledge, insight and expertise with www.pazoo.com visitors.

Pazoo’s highly respected panel of experts in both the human and pet arena are dedicated to helping people and their pets achieve overall health and wellbeing in all aspects of their lives. Pazoo’s experts are important contributors to www.pazoo.com and its unique offerings of health and wellness content in forms of blogs, articles, and videos. Pazoo’s experts are recognized as leaders in their respective disciplines and are in high demand as consultants, authors and speakers all around the world.

The latest additions to the www.pazoo.com expert section include: Dr. Andrew Vertson, Physical Therapy Expert; Jacob Trowbridge, Comedy Expert; Ilana Muhlstein, Nutrition and Healthy Living Expert; Jenna Lowthert, Greif Expert; Tricia Rosenkilde, Photography Expert; and Zia Inman, Essential Oils Expert.

All of our new experts contribute new and updated information and advice on a regular basis to pazoo.com. and we strive to have their voices heard so that the entire Pazoo online community can benefit from their vast array of knowledge.

“A few months ago I was invited to become a part of the pazoo.com team as a grief expert.  Through my blogging experience with them I am able to help spread positivity to those who have lost a loved one. I am also able to share my recently published e-book, "Life Goes On..?" with all who pass by the site. Thanks Pazoo for this opportunity!" said Jenna Lowthert.

Jenna and many of the Pazoo experts are available for speaking engagements, seminars, phone or video-conferencing, and personal one-on-one consultations.  To visit an expert’s profile and see their health and wellness content and information, please visit www.pazoo.com/experts

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capital
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
Source: Pazoo, Inc.
Release Date: September 9, 2014